EXHIBIT 99.1

Natus Medical Announces Record Fourth Quarter and Full Year 2015 Financial Results

  Achieves Record Fourth Quarter non-GAAP Earnings Per Share of $0.51
  Achieves Fourth Quarter 20.3% non-GAAP Operating Margin
  Achieves Fourth Quarter Non-GAAP Gross Margin of 63.9%

PLEASANTON, Calif., Jan. 27, 2016 (GLOBE NEWSWIRE) -- Natus Medical Incorporated (NASDAQ:BABY) today announced financial results for the three months and full year ended December 31, 2015.

For the fourth quarter ended December 31, 2015, the Company reported revenue of $100.0 million, an increase of 6.4% compared to $94.0 million reported for the fourth quarter 2014. On a constant currency basis, revenue would have increased 7.6% to $101.2 million. GAAP net income was $8.5 million, or $0.26 per diluted share, compared with GAAP net income of $10.4 million, or $0.32 per diluted share in the fourth quarter 2014.

The Company reported non-GAAP net income of $17.0 million for the fourth quarter ended December 31, 2015, an increase of 29.8% over the prior year of $13.1 million.  Non-GAAP earnings per diluted share increased 27.5% to $0.51 for the fourth quarter 2015, compared to $0.40 in the fourth quarter 2014.

For the twelve months ended December 31, 2015, the Company reported revenue of $375.9 million, an increase of 5.6% compared to $355.8 million reported for the same period in 2014. On a constant currency basis, year-to-date revenue would have increased 7.2% to $381.6 million. GAAP net income was $37.9 million, or $1.14 per diluted share, compared with net income of $32.5 million, or $1.00 per diluted share in the fourth quarter of 2014.

The Company reported non-GAAP net income of $51.4 million for the twelve months ended December 31, 2015, an increase of 25.7% over the prior year of $40.9 million. Non-GAAP earnings per diluted share increased 23.0% to $1.55 for the full year 2015 from $1.26 per diluted share reported for the previous year.

The Company recorded a one-time charge of approximately $5 million during the fourth quarter relating to the recall of a certain phototherapy product that was marketed and sold between 2004 and 2008. The recall is expected to be completed during the second half of 2016.

Excluding share repurchases and acquisitions, cash and cash equivalents increased by $4.9 million to $82.5 million during the quarter. The Company repurchased $2.2 million of its stock during the fourth quarter.

"2015 was truly a great year for Natus.  Fourth quarter revenues hit $100 million for the first time in our history and our annual non-GAAP earnings per share grew 23%.  Our profit margins set record levels during the quarter and the full year as we achieved non-GAAP gross margins of 63.9% for the quarter and 62.6% for the year.  Our non-GAAP operating margin was 20.3% during the quarter and 19.0% for the year, clearly exceeding our 2015 annual goal of 18%. As previously announced, the revenue shortfall in the quarter versus our guidance was due to a delay in our Venezuela order," said Jim Hawkins, President and Chief Executive Officer of the Company.

"As we enter 2016, I remain extremely optimistic about our new service initiatives: Peloton, GND and NicView.  They all have tremendous revenue and profitability growth potential over the coming years. We also expect organic growth in both our core neurology and newborn care business units giving 2016 the potential to be another exciting year at Natus," said Hawkins.

Financial Guidance

On January 11, 2016, the Company provided revenue and earnings guidance for the first quarter and the full year 2016.

For the first quarter of 2016, the Company provided revenue guidance of $96.5 million to $97.5 million and guided non-GAAP earnings per share of $0.34 to $0.35.

For the full year 2016, the Company provided revenue guidance of $445.0 million to $450.0 million and guided non-GAAP earnings per share of $1.84 to $1.88.

The revenue guidance provided by the Company on January 11, 2016 included revenue from our recently signed Venezuela supply contract of approximately $5.0 million for the first quarter of 2016 and $60.0 million revenue for the full year 2016.

The Company's non-GAAP earnings guidance excludes amortization of acquisition related intangibles, acquisition related charges, restructuring charges, product recall costs and their related tax effects. Non-GAAP earnings guidance includes the impact of expensing employee share based compensation. All non-GAAP earnings per share amounts are on a diluted basis.

Use of Non-GAAP Financial Measures

The Company's non-GAAP results exclude amortization expense associated with certain acquisition-related intangibles, restructuring charges, certain discreet tax items, direct costs of acquisitions and the related tax effects. A reconciliation between non-GAAP and GAAP financial measures is included in this press release.

The Company believes that the presentation of results excluding these charges provides meaningful supplemental information to both management and investors that is indicative of the Company's core operating results. Therefore, the Company believes these non-GAAP financial measures facilitate comparison of operating results across reporting periods.

The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the Company's performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to the Company's historical performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated.

Conference Call

Natus has scheduled an investment-community conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today, January 27, 2016. Individuals interested in listening to the conference call may do so by dialing 1-888-765-3164 for domestic callers, or 1-503-406-4075 for international callers, and entering reservation code 23993319. A telephone replay will be available for 48 hours following the conclusion of the call by dialing 1-855-859-2056 for domestic callers, or 1-404-537-3406 for international callers, and entering reservation code 23993319. The conference call also will be available real-time via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company’s Web site for 90 days following the completion of the call.

About Natus Medical Incorporated

Natus is a leading provider of healthcare products and services used for the screening, detection, treatment, monitoring and tracking of common medical ailments in neurological dysfunction, epilepsy, sleep disorders, newborn care, hearing impairment and balance and mobility disorders.

Additional information about Natus Medical can be found at www.natus.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include statements regarding our long term goals of revenue growth and improved margins, revenue and non‑GAAP profitability for the fourth quarter and full year 2015. These statements relate to estimates and assumptions regarding future events including Natus' future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, the demand for our products and services, the impact of adverse global economic conditions on our target markets, negative effects of currency exchange rates, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, risks associated with bringing new products to market and integrating acquired businesses, risks associated with our Venezuela contract, risks associated with product recalls and our ability to fulfill product orders on a timely basis. Natus disclaims any obligation to update information contained in any forward looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2014 and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)

	Quarter Ended		Year to Date
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Revenue	$99,951	$94,010	$375,865	$355,834
Cost of revenue	41,024	35,820	145,492	138,480
Intangibles amortization	788	711	2,836	2,967
Gross profit	58,139	57,479	227,537	214,387
Gross profit margin	58.2%	61.1%	60.5%	60.2%
Operating expenses:
Marketing and selling	22,330	22,915	87,675	85,729
Research and development	8,567	7,828	30,434	30,100
General and administrative	13,124	10,900	46,363	45,105
Intangibles amortization	2,282	1,651	7,447	3,025
Restructuring	1,787	541	2,145	4,581
Total operating expenses	48,090	43,835	174,064	168,540
Income from operations	10,049	13,644	53,473	45,847
Other income/(expense), net	139	496	(1,063)	161
Income before tax	10,188	14,140	52,410	46,008
Provision for income tax expense	1,643	3,700	14,485	13,530
Net income	$8,545	$10,440	$37,925	$32,478
Earnings per share:
Basic	$0.26	$0.33	$1.17	$1.03
Diluted	$0.26	$0.32	$1.14	$1.00
Weighted-average shares:
Basic	32,358	31,916	32,348	31,499
Diluted	33,130	32,908	33,241	32,568

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands)

	December 31,	September 30,	December 31,
	2015	2015	2014
ASSETS

Current assets:
Cash and cash equivalents	$82,469	$82,201	$66,558
Accounts receivable, net	99,080	88,905	82,277
Inventories	48,572	46,108	40,052
Other current assets	25,425	30,310	28,920
Total current assets	255,546	247,524	217,807

Property and equipment, net	16,854	17,976	17,923
Goodwill and intangible assets	193,115	195,588	189,077
Other assets	14,535	8,794	10,015
Total assets	$480,050	$469,882	$434,822

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$23,660	$24,199	$21,371
Accrued liabilities	41,382	39,193	36,024
Deferred revenue	11,311	10,191	11,745
Total current liabilities	76,353	73,583	69,140

Long-term liabilities:
Other long-term liabilities	12,843	15,538	12,967
Total liabilities	89,196	89,121	82,107
Total stockholders’ equity	390,854	380,761	352,715
Total liabilities and stockholders’ equity	$480,050	$469,882	$434,822

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP ADJUSTMENTS (UNAUDITED)
(in thousands, except per share amounts)

	Quarter Ended		Year to Date
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
GAAP based results:
Income before provision for income tax	$10,188	$14,140	$52,410	$46,008

Restatement adjustment	—	457	—	—

Non-GAAP adjustments:
Intangibles Amortization - Cost of revenue	788	711	2,836	2,960
Intangibles Amortization - Operating expense	2,282	1,053	7,447	3,187
Intangible asset impairment - Operating expense	—	598	—	598
Recall accrual	4,975	—	4,975	—
Restructuring	1,787	541	2,145	4,580
Direct costs of acquisitions (M&S)	456	—	456	—
Direct costs of acquisitions (OI&E)	144	—	144	—
Non-GAAP income before provision for income tax	20,620	17,500	70,413	57,333

Income tax expense, as adjusted	3,587	4,398	19,005	16,393

Non-GAAP net income	$17,033	$13,102	$51,408	$40,940
Non-GAAP earnings per share:
Basic	$0.53	$0.41	$1.59	$1.30
Diluted	$0.51	$0.40	$1.55	$1.26

Weighted-average shares used to compute
Basic non-GAAP earnings per share	32,358	31,916	32,348	31,499
Diluted non-GAAP earnings per share	33,130	32,908	33,241	32,568

GAAP Gross profit	58,139	57,479	227,537	214,387
Restatement adjustment	—	457	—	—
Amortization of intangibles	788	711	2,836	2,960
Recall accrual	4,975	—	4,975	—
Non-GAAP Gross Profit	63,902	58,647	235,348	217,347
Non-GAAP Gross Margin	63.9%	62.4%	62.6%	61.1%

GAAP Operating profit	10,049	13,644	53,473	45,847
Restatement adjustment	—	457	—	—
Amortization of intangibles	3,070	1,764	10,283	6,147
Intangible asset impairment	—	598	—	598
Recall accrual	4,975	—	4,975	—
Restructuring and other costs	2,243	541	2,601	4,580
Non-GAAP Operating profit	20,337	17,004	71,332	57,172
Non-GAAP Operating margin	20.3%	18.1%	19.0%	16.1%

Natus Medical Incorporated
Jonathan A. Kennedy
Sr. Vice President and Chief Financial Officer
(925) 223-6700
InvestorRelations@Natus.com